Exhibit 99.1
NYTEX Energy Holdings’ Subsidiary Francis Drilling Fluids Nears Completion of a 100,000 Square Foot Warehouse in Alice, Texas
DALLAS — June 10, 2011 — NYTEX Energy Holdings, Inc. (OTCQB: NYTE) announced today that Francis Drilling Fluids, Ltd. (“FDF”) is approaching completion of a 100,000 square foot warehouse and operating facility located on 20 acres of land in Alice, Texas. Upon completion the warehouse will be able to store 58 million pounds of proppant, while additional proppant will be stored in 46 frac sand silos.
The construction of this facility was necessitated by FDF’s increasing foot print in the south Texas region, and specifically their considerable support of the drilling activities in the Eagleford shale, which is one of the most active and fastest growing shale plays in the United States.
Michael Galvis, President and CEO of NYTEX Energy Holdings said, “This extensive frac proppant storage facility, along with our main Alice facility which has been operating at capacity for some time, are both located to serve the hottest shale play where there are more rigs drilling, about 154, than any other shale play in the U.S. This signifies the extent to which FDF has positioned itself to dominate the proppant distribution market in that play.”
About NYTEX Energy Holdings, Inc.
NYTEX Energy Holdings, Inc. is a Dallas-based energy holding company consisting of two wholly-owned subsidiaries, Francis Drilling Fluids, Ltd. (“FDF” http://www.fdfltd.com) and NYTEX Petroleum, Inc.
Francis Drilling Fluids is a thirty-four year old drilling fluids service company. Headquartered in Crowley, LA, FDF is the leading single frac sand, ceramic proppant and water-based liquid drilling mud distributor in the United States and provides services to oilfield clients in thirty-nine states. They are active in many oil and gas plays some of which include the Marcellus, Bakken, Barnett, Haynesville, Fayetteville and Bossier shales. NYTEX Petroleum, Inc. is an exploration and production company focusing on early stage development of minor oil and gas resource plays.
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning the contemplated transaction and strategic plans, expectations and objectives for future events and operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that NYTEX Energy Holdings expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by NYTEX Energy Holdings based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of NYTEX Energy Holdings. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.
Contact Information:
NYTEX Energy Holdings, Inc
Kenneth Conte
(972) 770-4700